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THIS PRICING SUPPLEMENT IS BEING FILED SOLELY TO AMEND THE MATURITY DATE OF
PRICING SUPPLEMENT NO. 47 ORIGINALLY FILED ON JANUARY 20, 2000.

                                                              Rule 424(b)(3)
                                                              File No. 333-58723

Pricing Supplement No. 47                 Dated: January 18, 2000
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)

U.S.$5,000,000,000
Heller Financial, Inc.
Medium-Term Notes, Series I

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $75,000,000             Issue Price: 100.00%

Original Issue Date: January 21, 2000     Stated Maturity Date: January 21, 2003

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 21st day of January, April, July and October, beginning April 21, 2000 up to and including the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 21st day of January, April, July and October, beginning April 21, 2000 up to and including the Stated Maturity Date.

Interest Determination Date Dates: Two London Banking Days prior to each Interest Reset Date

Initial Interest: 6.2975%
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Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                           Minimum Interest Rate: N/A

Spread (+/-): +.26%                                  Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:

     The Redemption Price shall initially be    % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by     % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .13736%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 47
                       UNDER MTN-SERIES I PROGRAM: $3,861,375,000.00
                   b)  CUSIP #42333HMH2


Agent:  J.P. Morgan Securities Inc.        Warburg Dillon Read LLC
        60 Wall Street                     677 Washington Blvd.
        New York, NY  10260                Stamford, CT  06912